Exhibit 99.2

                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(k)(1)


The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or her contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or she knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.


Date: December 13, 2007

/s/ Boone Picken
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Boone Pickens


/s/ Madeleine Pickens
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Madeleine Pickens